Exhihit 2.11



                                                       EXHIBIT 2(a)


                          FORM OF SENIOR NOTE

                            WLR FOODS, INC.

                       VARIABLE RATE SENIOR NOTE
                         DUE DECEMBER 31, 1999

No. R-                                            February ___, 1998
$                                                 PPN:  929286 B* 2

     FOR VALUE RECEIVED, the undersigned, WLR FOODS, INC. (herein called the "Company"), a corporation organized and existing under the laws of the Commonwealth of Virginia, hereby promises to pay to _____________________, or registered assigns, the principal sum of
___________ DOLLARS ($__________) on December 31, 1999 unless extended pursuant to Section 8.1(e) of the Note Purchase Agreement (defined below), with interest (computed on the basis of a 365/366 day year and paid for the actual number of days elapsed) on the unpaid balance from the date hereof at an annual rate equal to the Base Rate as provided in the Note Purchase Agreement plus two and twenty-five one-hundredths percent (2.25%), payable in arrears on the last Business Day of each calendar quarter, commencing on the later of March 31, 1998 or the last Business Day of the calendar quarter in which this Note is issued, until the principal hereof shall have become due and payable, and to the extent permitted by law on any overdue payment of principal or interest at a rate per annum equal to the lesser of (i) the Maximum Legal Rate of Interest, or (ii) the then applicable Base Rate with respect to this Note plus four and twenty-five one-hundredths percent (4.25%).

Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at the address shown in the register maintained by the Company for such purpose or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

This Note is one of a series of Senior Notes issued pursuant to that certain Note Purchase Agreement, dated as of February 25, 1998 (as from time to time amended, the "Note Purchase Agreement"), between the
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Company and the purchasers named therein and is entitled to the benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings ascribed to them in the Note Purchase Agreement.

     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

     The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

     If an Event of Default exists, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

     THIS NOTE AND THE NOTE PURCHASE AGREEMENT ARE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

                                   WLR FOODS, INC.


                                   By:___________________
                                   Name:
                                   Title:
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